EQT Reports Fourth Quarter and Full Year 2025
Results and Provides 2026 Guidance

PITTSBURGH, February 17, 2026 -- EQT Corporation (NYSE: EQT) today announced financial and operational results for the fourth quarter and full year 2025 as well as financial and operational guidance for 2026.

Fourth Quarter Results:
•Production: Sales volume of 609 Bcfe, above the high-end of guidance due to strong well performance, system pressure optimization and lower-than-expected price related curtailments
•Capital Expenditures: $655 million, 4% below the mid-point of guidance, benefiting from operational efficiency gains and lower-than-expected infrastructure spending
•Realized Pricing: Differential $0.11 tighter than the mid-point of guidance due to benefits from natural gas marketing optimization and curtailment strategy
•Operating Costs: Total per unit operating costs toward the low end of guidance due to lower-than-expected SG&A, transmission, processing and midstream O&M expenses
•Cash Flow: Net cash provided by operating activities of $1,125 million; generated $744 million of free cash flow attributable to EQT(1)
•Balance Sheet: Exited the quarter with $7.8 billion total debt and just under $7.7 billion net debt(1) inclusive of $425 million of working capital usage during the quarter; net debt(1) at the end of the first quarter of 2026 projected to be sub-$6 billion
•Proved Reserves: Increased 7% year-over-year to 28.0 Tcfe, including Olympus assets; total standardized measure of discounted future net cash flows of $21 billion and PV-10(1) value of $26 billion at SEC price deck of $3.39 per MMBtu, up ~$16 billion year-over-year; PV-10(1) value rises to $31 billion at recent strip pricing and excludes firm sales agreements while factoring in just ~10% of remaining upstream inventory

Fourth Quarter and Recent Highlights:
•Record Operational Efficiencies: Broke multiple EQT records again in the fourth quarter of 2025, including fastest quarterly completions pace and most lateral footage drilled in 24 and 48 hours; 2025 average well cost per foot was 13% lower year-over-year and 6% below internal expectations
•Winter Storm Performance: Production uptime during Winter Storm Fern was ~2x better than Appalachia peers, providing critical energy to consumers while maximizing exposure to strong in-basin pricing
•Tactical Hedging: Increased 2026 hedge percentage from 7% to 25%, adding collars with weighted average floor and ceiling prices of $3.94 per MMBtu and $5.70 per MMBtu, respectively
•Increased MVP Ownership: Exercised option to acquire a portion of ConEdison's interest in MVP Mainline and MVP Boost for a total purchase price of ~$115 million payable by EQT, increasing EQT's ownership in MVP Mainline and MVP Boost from ~49% to ~53%; purchase price, inclusive of MVP Boost capex, implies 9x adjusted EBITDA(2) and a 12% internal rate of return attributable to EQT

2026 Outlook:
•Production: 2026 production forecast of 2,275 – 2,375 Bcfe
•Maintenance Capital Expenditures: 2026 maintenance capital spending guidance of $2,070 – $2,210 million
•Growth Capital Expenditures: EQT has elected to invest its first $580 – $640 million of post-dividend free cash flow(1) in 2026 into high-return, infrastructure-focused growth projects
•Free Cash Flow: Projecting ~$3.5 billion of free cash flow attributable to EQT(1) in 2026 at recent strip pricing, which includes the impact of ~$600 million in elected growth capital expenditures
•Balance Sheet: Expect to exit 2026 with ~$4.7 billion of net debt(1) at recent strip pricing

President and CEO Toby Z. Rice stated, "EQT delivered outstanding performance across the board in 2025, exceeding production forecasts, achieving record-low operating costs and coming in below budget on capital spending. This resulted in 2025 free cash flow(1) generation significantly above consensus and internal estimates, underscoring how our outperformance is driving tangible shareholder value. Last year put the power of EQT’s low-cost, integrated natural gas business on display and our strong performance has continued into 2026.”

Rice continued, "Winter Storm Fern created extremely challenging weather conditions over the past several weeks, but seamless coordination between our midstream, upstream and gas marketing teams resulted in negligible impact to EQT’s production. The teams' effort helped keep millions of American homes heated, while allowing us to capture attractive prices during periods of elevated demand. This is a prime example of how integrated operations, resilient infrastructure and commercial alignment come together to deliver differentiated value for our customers and shareholders simultaneously."

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(2)For information on how the adjusted EBITDA multiple, a non-GAAP financial measure, is derived, see the Non-GAAP Disclosures section of this news release.

Fourth Quarter 2025 Financial and Operational Performance

	Three Months Ended December 31,
	2025	2024	Change

	(Millions, unless otherwise noted)
Total sales volume (Bcfe)	609	605	4
Average realized price ($/Mcfe)	$3.44	$3.01	$0.43
Net income attributable to EQT	$677	$418	$259
Adjusted net income attributable to EQT (a)	$564	$406	$158
Diluted income per share (EPS)	$1.08	$0.69	$0.39
Adjusted EPS (a)	$0.90	$0.67	$0.23
Net income	$746	$427	$319
Adjusted EBITDA (a)	$1,637	$1,412	$225
Adjusted EBITDA attributable to EQT (a)	$1,509	$1,400	$109
Net cash provided by operating activities	$1,125	$756	$369
Adjusted operating cash flow (a)	$1,550	$1,231	$319
Adjusted operating cash flow attributable to EQT (a)	$1,423	$1,221	$202
Capital expenditures	$655	$583	$72
Capital contributions to equity method investments	$39	$60	$(21)
Free cash flow (a)	$857	$588	$269
Free cash flow attributable to EQT (a)	$744	$580	$164

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Full Year 2025 Financial and Operational Performance

	Years Ended December 31,
	2025	2024	Change

	(Millions, unless otherwise noted)
Total sales volume (Bcfe)	2,382	2,228	154
Average realized price ($/Mcfe)	$3.19	$2.74	$0.45
Net income attributable to EQT	$2,039	$231	$1,808
Adjusted net income attributable to EQT (a)	$1,879	$824	$1,055
Diluted EPS	$3.31	$0.45	$2.86
Adjusted EPS (a)	$3.05	$1.60	$1.45
Net income	$2,326	$242	$2,084
Adjusted EBITDA (a)	$5,904	$3,729	$2,175
Adjusted EBITDA attributable to EQT (a)	$5,386	$3,709	$1,677
Net cash provided by operating activities	$5,126	$2,827	$2,299
Adjusted operating cash flow (a)	$5,356	$3,109	$2,247
Adjusted operating cash flow attributable to EQT (a)	$4,842	$3,094	$1,748
Capital expenditures	$2,324	$2,266	$58
Capital contributions to equity method investments	$83	$148	$(65)
Free cash flow (a)	$2,949	$695	$2,254
Free cash flow attributable to EQT (a)	$2,503	$684	$1,819

(a)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Per Unit Operating Costs
The following table presents certain of the Company's consolidated operating costs on a per unit basis.(a)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Per Mcfe)
Gathering	$0.10	$0.09	$0.08	$0.35
Transmission	0.40	0.41	0.42	0.38
Processing	0.13	0.14	0.14	0.13
Lease operating expense (LOE)	0.11	0.09	0.09	0.09
Production taxes	0.08	0.09	0.07	0.08
Operating and maintenance (O&M)	0.10	0.07	0.09	0.05
Selling, general and administrative (SG&A)	0.18	0.18	0.16	0.15
Operating costs	$1.10	$1.07	$1.05	$1.23

Production depletion	$0.95	$0.90	$0.95	$0.90

(a)References in this release to the "Company" refer to EQT Corporation together with its consolidated subsidiaries. As used throughout this release, per unit operating costs reflect, for each period presented, the consolidated amount of such operating cost for the Company (aggregated irrespective of business segment) divided by total sales volume (Mcfe).

The increase in sales volume had a favorable impact on per unit costs for 2025 compared to 2024.

For the three months ended December 31, 2025 compared to the same period in 2024, gathering expense per Mcfe increased due primarily to minimum volume commitment deficiency charges incurred as a result of temporary shut ins of producing wells during nearby completions activities. LOE per Mcfe increased due primarily to higher personnel costs and the Company's operation of the assets acquired in the Company's acquisition (the Olympus Energy Acquisition) of certain upstream and midstream assets acquired from Olympus Energy LLC, Hyperion Midstream LLC and Bow & Arrow Land Company LLC (collectively, Olympus).

For the year ended December 31, 2025 compared to the same period in 2024, gathering expense per Mcfe decreased due primarily to the Company's ownership of the gathering, transmission and storage assets acquired in the Company's acquisition of Equitrans Midstream Corporation (the Equitrans Midstream Merger), while O&M expense per Mcfe increased as a result of operating those assets. Transmission expense per Mcfe increased due primarily to contracted capacity charges on MVP Mainline, which entered into service in June 2024.

Liquidity
As of December 31, 2025, the Company had $75 million of borrowings outstanding under EQT Corporation's $3.5 billion revolving credit facility. Total liquidity, excluding available capacity under Eureka Midstream, LLC's (Eureka Midstream) revolving credit facility, as of December 31, 2025 was approximately $3.5 billion.

As of December 31, 2025, total debt and net debt(1) were $7.8 billion and $7.7 billion, respectively, compared to $9.3 billion and $9.1 billion, respectively, as of December 31, 2024.

(1)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.

Proved Reserves
As of December 31, 2025, the Company had 28.0 Tcfe of total proved reserves, an increase of 1,782 Bcfe, or 7%, compared to 2024 due primarily to extensions, discoveries and other additions as well as acquisitions from the Olympus Energy Acquisition, partly offset by production. Proved undeveloped reserves increased by 5 Bcfe, or 0.1%, compared to 2024, due to extensions, discoveries and other additions, offset by conversions into proved developed reserves.

91% of the Company's total proved developed reserves, over 99% of the Company's total proved undeveloped reserves and 93% of the Company's total proved reserves are located in the Marcellus Shale.

The following table presents the Company's reserves, standardized measure of discounted future net cash flow (the Standardized Measure) and PV-10 as compared to five-year strip pricing sensitivity. Of note, these values include approximately 3 years of the more than 30 years of the Company's future inventory and exclude the value associated with the Company's third-party midstream revenue, MVP Mainline, Hammerhead pipeline and the Company's 1.2 Bcf per day of premium firm sales deals with major utilities in the Southeast region, which are tied to the future in-service of the Transco Southeast Expansion, the timing of which was not known with reasonable certainty as of December 31, 2025.

	Year Ended December 31, 2025
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing (a):
Reserves (Bcfe)	20,581	7,465	28,046
Standardized Measure	$17,508	$3,802	$21,310
PV-10 (b)	$20,621	$4,973	$25,594

Five-year strip pricing sensitivity (c):
Reserves (Bcfe)	20,652	7,465	28,117
Standardized Measure	$19,981	$4,828	$24,809
PV-10 (b)	$23,576	$6,222	$29,798

(a)Reserves as of December 31, 2025 were based on a natural gas price (NYMEX) of $3.387 per MMBtu. Pricing was determined in accordance with the SEC requirement using average first-day-of-the-month closing prices for the prior twelve months less regional differentials. The average adjusted product prices, including regional differentials, weighted by production over the remaining lives of the properties were $2.749 per Mcf of gas, $26.97 per barrel of natural gas liquids (NGLs) and $50.72 per barrel of oil.
(b)A non-GAAP financial measure. See the Non-GAAP Disclosures section of this news release for the definition of, and other important information regarding, this non-GAAP financial measure.
(c)Pricing used in the five-year strip pricing sensitivity reflects five-year strip pricing as of December 31, 2025 and held constant thereafter using (i) the NYMEX five-year strip adjusted for regional differentials using Texas Eastern Transmission Corp. M-2, Transcontinental Gas Pipe Line, Leidy Line, and Tennessee Gas Pipeline Co., Zone 4-300 Leg for gas and (ii) the NYMEX West Texas Intermediate five-year strip for oil, adjusted for regional differentials consistent with those used in the SEC pricing, and holding all other assumptions constant. Such average realized product prices weighted by production over the remaining lives of the properties used in the five-year strip pricing sensitivity were $3.132 per Mcf of gas, $24.52 per barrel of NGLs and $44.48 per barrel of oil.

The NYMEX strip price for proved reserves and related metrics are intended to illustrate reserve sensitivities to market expectations of commodity prices and should not be confused with SEC pricing for proved reserves and do not comply with SEC pricing assumptions. The Company's management believes that the presentation of reserve volume and related metrics using NYMEX forward strip prices provides investors with additional useful information about the Company's reserves because the forward prices are based on the market's forward-looking expectations of oil and gas prices as of a certain date. The price at which the Company can sell its production in the future is the major determinant of the likely economic producibility of the Company's reserves. The Company hedges certain amounts of future production based on futures prices. In addition, the Company uses such forward-looking market-based data in developing its drilling plans, assessing its capital expenditure needs and projecting future cash flows. While NYMEX strip prices represent a consensus estimate of future pricing, such prices are only an estimate and are not necessarily an accurate projection of future oil and gas prices. Actual future prices may vary significantly from NYMEX prices; therefore, actual revenue and value generated may be more or less than the amounts disclosed. Investors should be careful to consider forward prices in addition to, and not as a substitute for, SEC pricing, when considering the Company's reserves.

Netherland, Sewell & Associates, Inc. an independent consulting firm hired by management, reviewed 100% of the total net natural gas, NGLs and oil proved reserves attributable to EQT as of December 31, 2025.

Mountain Valley Pipeline Ownership
On January 2, 2026, EQT exercised its option to acquire a portion of ConEdison's interest in Series A of Mountain Valley Pipeline, LLC (MVP A), which owns the Mountain Valley Pipeline (MVP Mainline), and Series C of Mountain Valley Pipeline, LLC (MVP C), which owns certain assets associated with the MVP Boost project, a contemplated project to add compression to MVP Mainline (MVP Boost). Such acquisition increases EQT's ownership in each of MVP A and MVP C by 3.94% for total consideration of $213 million. The acquired interest in MVP A will be held by PipeBox LLC (the Midstream JV), a joint venture between affiliates of EQT and Blackstone Credit & Insurance (BXCI), which hold economic interests of 51% and 49%, respectively, while EQT will hold 100% of the acquired interest in MVP C. Purchase price consideration attributable to EQT and BXCI for their acquired interests totals $115 million and $98 million, respectively, subject to purchase price adjustments. The transaction is expected to close in the first half of 2026, subject to the satisfaction of applicable Hart-Scott-Rodino Act requirements and customary closing conditions.

Citi and Barclays acted as financial advisors to EQT and BXCI. Kirkland & Ellis LLP served as legal counsel on the transaction.

2026 Outlook
The Company expects total sales volume of 2,275 – 2,375 Bcfe in 2026. The Company expects maintenance capital expenditures to total $2,070 – $2,210 million in 2026, inclusive of $205 – $225 million of corporate and capitalized costs. The Company also plans to spend $580 – $640 million on growth capital expenditures, which are largely composed of capital expenditures for compression projects, water infrastructure, the Clarington Connector pipeline into Ohio and strategic leasing. During 2026, the Company plans to turn-in-line (TIL) 125 – 150 net wells, including 26 – 36 net wells expected to TIL in the first quarter of 2026. Total sales volume in the first quarter of 2026 is expected to be 560 – 610 Bcfe.

2026 Guidance

Production	Q1 2026	Full Year 2026
Total sales volume (Bcfe)	560 – 610	2,275 – 2,375
Liquids sales volume, excluding ethane (Mbbl)	3,700 – 3,900	13,800 – 14,600
Ethane sales volume (Mbbl)	1,700 – 1,850	6,050 – 6,450
Total liquids sales volume (Mbbl)	5,400 – 5,750	19,850 – 21,050

Btu uplift (MMBtu/Mcf)	1.050 – 1.060	1.050 – 1.060

Average Differential ($/Mcf)	$0.05 – $0.15	($0.55) – ($0.35)

Resource Counts
Top-hole rigs	3 – 4	2 – 3
Horizontal rigs	3 – 4	2 – 3
Frac crews	3 – 4	2 – 3

Third-party Midstream Revenue ($ Millions)	$160 – $190	$600 – $700

Per Unit Operating Costs ($/Mcfe)
Gathering	$0.08 – $0.10	$0.08 – $0.10
Transmission	$0.43 – $0.45	$0.43 – $0.45
Processing	$0.12 – $0.14	$0.11 – $0.13
LOE	$0.10 – $0.12	$0.10 – $0.12
Production taxes	$0.09 – $0.11	$0.07 – $0.09
O&M	$0.09 – $0.11	$0.09 – $0.11
SG&A	$0.20 – $0.22	$0.19 – $0.21
Operating costs	$1.11 – $1.25	$1.07 – $1.21

Equity Method Investments and Midstream JV Noncontrolling Interest ($ Millions)
Distributions from Mountain Valley Pipeline, LLC (the MVP Joint Venture) and Laurel Mountain Midstream, LLC (LMM)	$45 – $55	$205 – $230
Distributions to PipeBox LLC (the Midstream JV) Noncontrolling Interest (a)	$100 – $115	$420 – $460

Capital Expenditures and Capital Contributions ($ Millions)
Upstream maintenance	$415 – $470	$1,645 – $1,735
Midstream maintenance	$50 – $60	$220 – $250
Corporate and capitalized costs	$50 – $60	$205 – $225
Total maintenance capital expenditures	$515 – $590	$2,070 – $2,210
Growth capital expenditures	$120 – $145	$580 – $640

Capital contributions to equity method investments (b)	$20 – $30	$70 – $80

(a)Assumes Midstream JV cash distributions of 60% to third-party noncontrolling interest.
(b)Includes capital contributions to the MVP Joint Venture (including to MVP A for MVP Mainline, MVP B for MVP Southgate and MVP C for MVP Boost) and LMM.

Fourth Quarter and Full Year 2025 Earnings Webcast Information
The Company's conference call with securities analysts begins at 10:00 a.m. ET on Wednesday February 18, 2026 and will be broadcast live via webcast. An accompanying presentation is available on the Company's investor relations website, www.ir.eqt.com, under "Events & Presentations." To access the live audio webcast, visit the Company's investor relations website. A replay will be archived and available for one year in the same location after the conclusion of the live event.

Hedging (as of February 11, 2026)
The following table summarizes the approximate volume and prices of the Company's NYMEX hedge positions. The difference between the fixed price and NYMEX price is included in average differential presented in the Company's price reconciliation.

	Q1 2026 (a)	Q2 2026	Q3 2026	Q4 2026	Q1 2027
Hedged Volume (MMDth)	228	127	125	108	9
Hedged Volume (MMDth/d)	2.5	1.4	1.4	1.2	0.1
Calls – Short
Volume (MMDth)	228	127	125	108	9
Avg. Strike ($/Dth)	$6.29	$4.94	$4.94	$5.13	$4.25
Puts – Long
Volume (MMDth)	228	127	125	108	9
Avg. Strike ($/Dth)	$4.25	$3.50	$3.50	$3.72	$3.30

(a)January 1 through March 31.

The Company has also entered into transactions to hedge basis. The Company may use other contractual agreements from time to time to implement its commodity hedging strategy.

Non-GAAP Disclosures
This news release includes the non-GAAP financial measures described below. These non-GAAP measures are intended to provide additional information only and should not be considered as alternatives to, or more meaningful than, net income attributable to EQT Corporation, diluted EPS, net income, net cash provided by operating activities, total Upstream operating revenues, total debt, the Standardized Measure, or any other measure calculated in accordance with GAAP. Certain items excluded from these non-GAAP measures are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure, and historic costs of depreciable assets.

Adjusted Net Income Attributable to EQT and Adjusted EPS
Adjusted net income attributable to EQT is defined as net income attributable to EQT Corporation, excluding gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EPS is defined as adjusted net income attributable to EQT divided by diluted weighted average common shares outstanding.

As a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the Company has adjusted its non-GAAP measure of adjusted net income attributable to EQT. Beginning in the first quarter of 2025, adjusted net income attributable to EQT and the related non-GAAP financial measure of adjusted EPS are no longer adjusted for income from investments, distributions received from equity method investments or non-cash interest expense (amortization). Adjusted net income attributable to EQT and adjusted EPS presented in this news release for the comparative period have also been calculated based on the updated definition.

The Company's management believes adjusted net income attributable to EQT and adjusted EPS provide useful information to investors regarding the Company’s financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted net income attributable to EQT and adjusted EPS reflect only the impact of settled derivative contracts; thus, the measures exclude the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement.

The table below reconciles adjusted net income attributable to EQT and adjusted EPS with net income attributable to EQT Corporation and diluted EPS, respectively, the most comparable financial measures calculated in accordance with GAAP, each as derived from the Statements of Consolidated Operations to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands, except per share information)
Net income attributable to EQT Corporation	$677,099	$418,395	$2,039,247	$230,577
(Deduct) add:
Gain on sale/exchange of long-lived assets	(28,812)	(454,179)	(31,214)	(764,044)
Impairment and expiration of leases	41,761	38,405	51,152	97,368
(Gain) loss on derivatives	(114,165)	183,543	(290,994)	(51,117)
Net cash settlements received (paid) on derivatives	35,009	180,574	(83,381)	1,217,895
Premiums paid for derivatives that settled during the period	(44,752)	(889)	(44,752)	(45,454)
Other expenses (a)	8,669	5,253	191,362	334,166
Loss on debt extinguishment	3,174	62,648	22,652	68,299
Tax impact of non-GAAP items (b)	(13,690)	(28,109)	25,084	(263,363)
Adjusted net income attributable to EQT	$564,293	$405,641	$1,879,156	$824,327

Diluted weighted average common shares outstanding	628,740	602,521	615,717	514,593
Diluted EPS	$1.08	$0.69	$3.31	$0.45
Adjusted EPS	$0.90	$0.67	$3.05	$1.60

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities. Other expenses for the year ended December 31, 2025 included the impact of $29.1 million of cash transaction costs related to the Olympus Energy Acquisition, and for the year ended December 31, 2024 included the impact of $200.2 million of cash transaction costs related to the Equitrans Midstream Merger. In addition, other expenses for the years ended December 31, 2025 and 2024 included the impact of $133.7 million and $17.5 million, respectively, of net expense related to a securities class action settlement.
(b)The tax impact of non-GAAP items represents the incremental tax expense/benefit that would have been incurred by the Company had these items been excluded from net income attributable to EQT Corporation, which resulted in a blended tax rate of (44.6)% and 183.1% for the three months ended December 31, 2025 and 2024, respectively, and 13.5% and 30.7% for the years ended December 31, 2025 and 2024, respectively. The blended tax rates differ from the Company's statutory tax rate due primarily to state taxes, including valuation allowances limiting certain state tax benefits. In addition, the blended tax rates for 2024 included a tax benefit for the release of valuation allowances related to the Company's divestiture of assets in Northeast Pennsylvania completed during 2024.

Adjusted EBITDA, Adjusted EBITDA Attributable to Noncontrolling Interests and Adjusted EBITDA Attributable to EQT
Adjusted EBITDA is defined as net income excluding net interest expense, income tax expense, depreciation, depletion and amortization, gain on sale/exchange of long-lived assets, impairments, the revenue impact of changes in the fair value of derivative instruments prior to settlement and certain other items that the Company's management believes do not reflect the Company's core operating performance. Adjusted EBITDA attributable to EQT is defined as adjusted EBITDA less adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests is defined as the proportionate share of adjusted EBITDA attributable to the third-party ownership interests in the Non-Wholly Owned Consolidated Subsidiaries (defined below).

As a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, beginning in the first quarter of 2025, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated results, and, therefore, the Company began presenting adjusted EBITDA attributable to noncontrolling interests. Adjusted EBITDA attributable to noncontrolling interests presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations because they help facilitate comparisons of operating performance and earnings trends across periods by excluding the impact of items that, in their opinion, do not reflect the Company’s core operating performance. For example, adjusted EBITDA reflects only the impact of settled derivative instruments and excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. In addition, adjusted EBITDA includes the impact of distributions received from equity method investments, which excludes the impact of depreciation included within equity earnings from equity method investments and helps facilitate comparisons of the core operating performance of the Company's equity method investments.

The table below reconciles adjusted EBITDA and adjusted EBITDA attributable to EQT with net income, the most comparable financial measure as calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands)
Net income	$746,368	$427,245	$2,325,658	$242,115
Add (deduct):
Interest expense, net	105,529	186,435	438,695	454,825
Income tax expense	208,335	146,869	651,884	22,079
Depreciation, depletion and amortization	667,762	620,319	2,600,390	2,162,350
Gain on sale/exchange of long-lived assets	(28,812)	(454,179)	(31,214)	(764,044)
Impairment and expiration of leases	41,761	38,405	51,152	97,368
(Gain) loss on derivatives	(114,165)	183,543	(290,994)	(51,117)
Net cash settlements received (paid) on derivatives	35,009	180,574	(83,381)	1,217,895
Premiums paid for derivatives that settled during the period	(44,752)	(889)	(44,752)	(45,454)
Other expenses (a)	8,669	5,253	191,362	334,166
Income from investments	(46,170)	(39,365)	(184,444)	(76,039)
Distributions from equity method investments	54,673	55,013	257,233	66,200
Loss on debt extinguishment	3,174	62,648	22,652	68,299
Adjusted EBITDA	1,637,381	1,411,871	5,904,241	3,728,643
Deduct: Adjusted EBITDA attributable to noncontrolling interests (b)	(128,361)	(12,286)	(518,555)	(19,625)
Adjusted EBITDA attributable to EQT	$1,509,020	$1,399,585	$5,385,686	$3,709,018

(a)Other expenses consist primarily of transaction costs associated with acquisitions and other strategic transactions and costs related to exploring new venture opportunities. Other expenses for the year ended December 31, 2025 included the impact of $29.1 million of cash transaction costs related to the Olympus Energy Acquisition, and for the year ended December 31, 2024 included the impact of $200.2 million of cash transaction costs related to the Equitrans Midstream Merger. In addition, other expenses for the years ended December 31, 2025 and 2024 included the impact of $133.7 million and $17.5 million, respectively, of net expense related to a securities class action settlement.
(b)A non-GAAP financial measure. See below for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.

The Company consolidates its controlling equity interests in the Midstream JV and Eureka Midstream Holdings, LLC (Eureka Midstream Holdings, and, together with the Midstream JV, the Non-Wholly Owned Consolidated Subsidiaries). The table below reconciles adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries and adjusted EBITDA attributable to noncontrolling interests with net income of the Non-Wholly Owned Consolidated Subsidiaries, the most comparable financial measure as calculated in accordance with GAAP. The Company's management believes adjusted EBITDA attributable to noncontrolling interests provides useful information to investors regarding the impact of the third-party ownership interest in the Non-Wholly Owned Consolidated Subsidiaries on the Company's financial condition and results of operations.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands)
Non-Wholly Owned Consolidated Subsidiaries:
Net income	$172,474	$21,155	$673,440	$27,521
Add (deduct):
Interest expense, net	3,570	6,175	14,584	11,262
Depreciation and amortization	37,083	1,543	133,806	8,250
(Gain) loss on sale/exchange of long-lived assets	(3)	—	346	—
(Income) loss from investments	(43,815)	851	(169,467)	851
Distributions from equity method investments	50,885	—	241,975	—
Adjusted EBITDA	220,194	29,724	894,684	47,884
Deduct: Adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT (a)	(91,833)	(17,438)	(376,129)	(28,259)
Adjusted EBITDA attributable to noncontrolling interests	$128,361	$12,286	$518,555	$19,625

(a)Adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT is calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV and 60% ownership interest in Eureka Midstream Holdings. The Company believes that using its distribution share from the Midstream JV in the calculation of adjusted EBITDA of the Non-Wholly Owned Consolidated Subsidiaries attributable to EQT best reflects the economic impact of the Company's investment in the Midstream JV on adjusted EBITDA and earnings trends.

The adjusted EBITDA multiple referred to in this news release with respect to the Company's pending acquisition of the additional interest in MVP A and MVP C (collectively, the Acquired Interest) was derived using the purchase price for the Acquired Interest (assuming no adjustments thereto at closing) plus projected growth capital expenditures with respect to the Acquired Interest divided by the projected average annual adjusted EBITDA attributable to the Acquired Interest.

The Company has not provided projected net income or a reconciliation of projected adjusted EBITDA to projected net income, the most comparable financial measure calculated in accordance with GAAP. Net income includes the impact of depreciation, depletion and amortization expense, income tax expense, the revenue impact of changes in the projected fair value of derivative instruments prior to settlement and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, projected net income, and a reconciliation of projected adjusted EBITDA to projected net income, are not available without unreasonable effort.

Adjusted Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT, Free Cash Flow and Free Cash Flow Attributable to EQT
Adjusted operating cash flow is defined as net cash provided by operating activities less changes in other assets and liabilities. Adjusted operating cash flow attributable to EQT is defined as adjusted operating cash flow less adjusted EBITDA attributable to noncontrolling interests excluding net interest expense attributable to noncontrolling interests. Free cash flow is defined as adjusted operating cash flow less accrual-based capital expenditures and capital contributions to equity method investments. Free cash flow attributable to EQT is defined as adjusted operating cash flow attributable to EQT less accrual-based capital expenditures and capital contributions to equity method investments excluding the proportionate share of accrual-based capital expenditures and capital contributions to equity method investments attributable to the third-party ownership interests in the Non-Wholly Owned Consolidated Subsidiaries.

As a result of the Class B Unitholder's noncontrolling equity interest ownership in the Midstream JV that commenced on December 30, 2024, the amounts attributable to noncontrolling interests meaningfully impacted the Company's consolidated cash flows, and, therefore, the Company began presenting free cash flow attributable to EQT. Free cash flow attributable to EQT presented in this news release for the prior comparative period has also been calculated based on the updated definition, and, certain prior period amounts have been recast for comparability.

The Company's management believes these measures provide useful information to investors regarding the Company's liquidity, including the Company's ability to generate cash flow in excess of its capital requirements and return cash to shareholders.

The tables below reconcile adjusted operating cash flow, adjusted operating cash flow attributable to EQT, free cash flow and free cash flow attributable to EQT with net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Consolidated Cash Flows to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,125,387	$756,276	$5,125,952	$2,826,973
Decrease in changes in other assets and liabilities	424,859	474,635	230,080	281,805
Adjusted operating cash flow (a)	1,550,246	1,230,911	5,356,032	3,108,778
Deduct:
Capital expenditures	(654,741)	(582,937)	(2,323,637)	(2,265,948)
Capital contributions to equity method investments	(38,543)	(60,245)	(82,949)	(148,049)
Free cash flow (a)	$856,962	$587,729	$2,949,446	$694,781

(a)Adjusted operating cash flow and free cash flow for the year ended December 31, 2025 included the impact of $29.1 million of cash transaction costs related to the Olympus Energy Acquisition, and for the year ended December 31, 2024 included the impact of $200.2 million of cash transaction costs related to the Equitrans Midstream Merger. In addition, these measures for the years ended December 31, 2025 and 2024 included the impact of $133.7 million and $17.5 million, respectively, of net expense related to a securities class action settlement.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands)
Net cash provided by operating activities	$1,125,387	$756,276	$5,125,952	$2,826,973
Decrease in changes in other assets and liabilities	424,859	474,635	230,080	281,805
Adjusted operating cash flow (a)	1,550,246	1,230,911	5,356,032	3,108,778
(Deduct) add:
Adjusted EBITDA attributable to noncontrolling interests (b)	(128,361)	(12,286)	(518,555)	(19,625)
Net interest expense attributable to noncontrolling interests	1,135	2,472	4,605	4,507
Adjusted operating cash flow attributable to EQT (a) (c)	1,423,020	1,221,097	4,842,082	3,093,660
(Deduct) add:
Capital expenditures	(654,741)	(582,937)	(2,323,637)	(2,265,948)
Capital contributions to equity method investments	(38,543)	(60,245)	(82,949)	(148,049)
Capital expenditures attributable to noncontrolling interests	13,359	2,308	43,410	3,972
Capital contributions to equity method investments attributable to noncontrolling interests	771	—	23,894	—
Free cash flow attributable to EQT (a) (c)	$743,866	$580,223	$2,502,800	$683,635

(a)Adjusted operating cash flow, adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT for the year ended December 31, 2025 included the impact of $29.1 million of cash transaction costs related to the Olympus Energy Acquisition, and for the year ended December 31, 2024 included the impact of $200.2 million of cash transaction costs related to the Equitrans Midstream Merger. In addition, these measures for the years ended December 31, 2025 and 2024 included the impact of $133.7 million and $17.5 million, respectively, of net expense related to a securities class action settlement.
(b)A non-GAAP financial measure. See above for a reconciliation of this non-GAAP financial measure to the most comparable financial measure as calculated in accordance with GAAP.
(c)Adjusted operating cash flow attributable to EQT and free cash flow attributable to EQT are calculated based on EQT Corporation's current 40% Class A Unitholder share of available cash flow distributions from the Midstream JV and 60% ownership interest in Eureka Midstream Holdings. The Company believes that using its distribution share from the Midstream JV in the calculation of these measures best reflect the economic impact of the Company's investment in the Midstream JV on adjusted operating cash flow, free cash flow and earnings trends.

The Company has not provided projected net cash provided by operating activities or reconciliations of projected free cash flow attributable to EQT to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its payments and its customers' payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and free cash flow attributable to EQT. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected free cash flow attributable to EQT to projected net cash provided by operating activities, without unreasonable effort.

Upstream Adjusted Operating Revenues
Upstream adjusted operating revenues (also referred to as total natural gas and liquids sales, including cash settled derivatives and previously referred to as Production adjusted operating revenues) is defined as total Upstream operating revenues, less the revenue impact of changes in the fair value of derivative instruments prior to settlement and Upstream other revenues. The Company’s management believes that this measure provides useful information to investors regarding the Company's financial condition and results of operations because it helps facilitate comparisons of operating performance and earnings trends across periods. Upstream adjusted operating revenues reflects only the impact of settled derivative contracts; thus, the measure excludes the often-volatile revenue impact of changes in the fair value of derivative instruments prior to settlement. The measure also excludes Upstream other revenues because it is unrelated to the revenue from the Company's natural gas and liquids production.

The table below reconciles Upstream adjusted operating revenues with total Upstream operating revenues, the most comparable financial measure calculated in accordance with GAAP, as reported in the Statements of Consolidated Operations to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands, unless otherwise noted)
Total Upstream operating revenues	$2,218,466	$1,473,569	$8,024,057	$5,009,833
(Deduct) add:
Upstream (gain) loss on derivatives	(114,165)	172,453	(290,994)	(67,880)
Net cash settlements received (paid) on derivatives	35,009	180,574	(83,381)	1,217,895
Premiums paid for derivatives that settled during the period	(44,752)	(889)	(44,752)	(45,454)
Upstream other revenues	(432)	(4,830)	(6,351)	(7,587)
Upstream adjusted operating revenues	$2,094,126	$1,820,877	$7,598,579	$6,106,807

Total sales volume (MMcfe)	608,994	605,183	2,382,367	2,228,159
Average sales price ($/Mcfe)	$3.45	$2.71	$3.24	$2.21
Average realized price ($/Mcfe)	$3.44	$3.01	$3.19	$2.74

Net Debt
Net debt is defined as total debt less cash and cash equivalents. Total debt includes the Company's current portion of debt, revolving credit facility borrowings and senior notes. The Company's management believes net debt provides useful information to investors regarding the Company's financial condition and assists them in evaluating the Company's leverage since the Company could choose to use its cash and cash equivalents to retire debt.

The table below reconciles net debt with total debt, the most comparable financial measure calculated in accordance with GAAP, as derived from the Consolidated Balance Sheets to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	December 31,
	2025	2024

	(Thousands)
Current portion of debt (a)	$507,119	$320,800
Revolving credit facility borrowings (b)	360,000	150,000
Senior notes	6,933,209	8,853,377
Total debt	7,800,328	9,324,177
Deduct: Cash and cash equivalents	110,795	202,093
Net debt	$7,689,533	$9,122,084

(a)As of December 31, 2025, the current portion of debt included EQT's 3.125% senior notes and 7.75% debentures. As of December 31, 2024, the current portion of debt included borrowings outstanding under Eureka Midstream's revolving credit facility. Eureka Midstream is a wholly owned subsidiary of Eureka Midstream Holdings.
(b)As of December 31, 2025, revolving credit facility borrowings included $285 million of borrowings outstanding under Eureka Midstream’s revolving credit facility. As of December 31, 2024, borrowings outstanding under Eureka Midstream’s revolving credit facility were presented in current portion of debt.

The Company has not provided a reconciliation of projected net debt to projected total debt, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project total debt for any future period because total debt is dependent on the timing of cash receipts and disbursements that may not relate to the periods in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy and therefore cannot reasonably determine the timing and payment of revolving credit facility borrowings or other components of total debt without unreasonable effort. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items that impact reconciling items between certain of the projected total debt and projected net debt, as applicable. Natural gas prices are volatile and out of the Company's control, and the timing of transactions and the distinction between cash on hand as compared to revolving credit facility borrowings are too difficult to accurately predict. Therefore, the Company is unable to provide a reconciliation of projected net debt to projected total debt, without unreasonable effort.

PV-10
PV-10 is derived from the Standardized Measure, which is the most comparable financial measure calculated in accordance with GAAP. PV-10 differs from the Standardized Measure in that PV-10 excludes the effects of income taxes on future net revenues. The Company's management believes the presentation of PV-10 is relevant and useful to investors because it provides the discounted future net cash flows attributable to the Company's proved reserves without regard to any of the Company's specific income tax characteristics and is a useful measure for evaluating the relative monetary significance of the Company's oil and natural gas properties. Investors may use PV-10 as a basis for comparing the relative size and value of the Company's proved reserves to that of other companies. PV-10 should not be considered as a substitute for, or more meaningful than, the Standardized Measure. Neither PV-10 nor the Standardized Measure represents an estimate of the fair market value of the Company's oil and natural gas properties.

The table below reconciles PV-10 to the Standardized Measure, the most comparable financial measure calculated in accordance with GAAP, as derived from the footnotes to be included in EQT Corporation's Annual Report on Form 10-K for the year ended December 31, 2025.

	Year Ended December 31, 2025
	Proved Developed	Proved Undeveloped	Total

	(Millions)
SEC pricing:
Standardized Measure	$17,508	$3,802	$21,310
Estimated income taxes on future net revenues	3,113	1,171	4,284
PV-10	$20,621	$4,973	$25,594

Five-year strip pricing sensitivity:
Standardized Measure	$19,981	$4,828	$24,809
Estimated income taxes on future net revenues	3,595	1,394	4,989
PV-10	$23,576	$6,222	$29,798

Investor Contact
Cameron Horwitz
Managing Director, Investor Relations & Strategy
412.445.8454
Cameron.Horwitz@eqt.com

About EQT Corporation
EQT Corporation is a premier, vertically integrated American natural gas company with upstream and midstream operations focused in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

EQT management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via EQT’s investor relations website at https://ir.eqt.com.

Cautionary Statements Regarding Forward-Looking Statements
This news release contains, and certain statements made during the above referenced conference call will be, forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release or made during the above referenced conference call specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQT Corporation (EQT) and its consolidated subsidiaries (collectively, the Company), including guidance regarding the Company's strategy to develop its reserves; drilling plans and programs (including the number and type of drilling rigs and the number of frac crews to be utilized by the Company, the projected amount of wells to be turned-in-line and the timing thereof); projected natural gas prices, basis and average differential; the impact of commodity prices on the Company's business; total resource potential; projected production and sales volumes; projected capital expenditures and per unit operating costs; the Company's ability to successfully implement and execute its operational and organizational initiatives, the timing thereof and the Company's ability to achieve the anticipated results of such initiatives; the Company's plans, objectives, expectations, goals and projections relating to the Company's growth projects; the Company's ability to achieve the intended operational, financial and strategic benefits from any proposed and recently completed strategic transactions, including the Company's pending acquisition of additional interests in MVP A and MVP C, and the timing thereof; the amount and timing of any redemptions, repayments or repurchases of EQT's common stock, the Company's outstanding debt securities or other debt instruments; the Company's ability to reduce its debt and the timing of such reductions, if any; projected free cash flow; liquidity and financing requirements, including funding sources and availability; the Company's hedging strategy and projected margin posting obligations; the Company’s tax position and projected effective tax rate; and the expected impact of changes in laws.

The forward-looking statements included in this news release or made during the above referenced conference call involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by the Company. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. These risks and uncertainties include, but are not limited to, volatility of commodity prices; the costs and results of drilling and operations; uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future; the assumptions underlying production forecasts; the quality of technical data; the Company's ability to appropriately allocate capital and other resources among its strategic opportunities; access to and cost of capital; the Company's hedging and other financial contracts; inherent hazards and risks normally incidental to drilling for, producing, transporting, storing and processing natural gas, natural gas liquids (NGLs) and oil; operational risks and hazards incidental to the gathering, transmission and storage of natural gas as well as unforeseen interruptions; cyber security risks and acts of sabotage; availability and cost of drilling rigs, completion services, equipment, supplies, personnel, oilfield services and pipe, sand and water required to execute the Company's exploration and development plans, including as a result of inflationary pressures or tariffs; risks associated with operating primarily in the Appalachian Basin; the ability to obtain environmental and other permits and the timing thereof; construction, business, economic, competitive, regulatory, judicial, environmental, political and legal uncertainties related to the development and construction by the Company or its joint ventures of pipeline and storage facilities and transmission assets and the optimization of such assets; the Company's ability to renew or replace expiring gathering, transmission or storage contracts at favorable rates, on a long-term basis or at all; risks relating to the Company's joint venture arrangements; government regulation or action, including regulations pertaining to methane and other greenhouse gas emissions; negative public perception of the fossil fuels industry; increased consumer demand for alternatives to natural gas; environmental and weather risks, including the possible impacts of climate change; and disruptions to the Company's business due to recently completed or pending divestitures, acquisitions and other significant strategic transactions. These and other risks and uncertainties are described under the "Risk Factors" section and elsewhere in EQT's Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC, and in other documents EQT subsequently files from time to time with the SEC. In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, EQT does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands, except per share amounts)
Operating revenues:
Sales of natural gas, natural gas liquids and oil	$2,103,869	$1,641,192	$7,726,712	$4,934,366
Gain (loss) on derivatives	114,165	(183,543)	290,994	51,117
Pipeline and other	170,037	167,078	626,505	287,826
Total operating revenues	2,388,071	1,624,727	8,644,211	5,273,309
Operating expenses:
Transportation and processing	387,632	386,523	1,532,090	1,915,616
Production	110,438	103,965	388,696	377,007
Operating and maintenance	63,549	44,569	225,131	110,393
Exploration	946	159	3,601	2,735
Selling, general and administrative	108,296	107,994	380,066	336,724
Depreciation, depletion and amortization	667,762	620,319	2,600,390	2,162,350
Gain on sale/exchange of long-lived assets	(28,812)	(454,179)	(31,214)	(764,044)
Impairment and expiration of leases	41,761	38,405	51,152	97,368
Other operating expenses	20,378	(4,473)	244,680	349,864
Total operating expenses	1,371,950	843,282	5,394,592	4,588,013
Operating income	1,016,121	781,445	3,249,619	685,296
Income from investments	(46,170)	(39,365)	(184,444)	(76,039)
Other income	(1,115)	(2,387)	(4,826)	(25,983)
Loss on debt extinguishment	3,174	62,648	22,652	68,299
Interest expense, net	105,529	186,435	438,695	454,825
Income before income taxes	954,703	574,114	2,977,542	264,194
Income tax expense	208,335	146,869	651,884	22,079
Net income	746,368	427,245	2,325,658	242,115
Less: Net income attributable to noncontrolling interests	69,269	8,850	286,411	11,538
Net income attributable to EQT Corporation	$677,099	$418,395	$2,039,247	$230,577

Income per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	624,541	597,224	611,571	509,597
Net income attributable to EQT Corporation	$1.08	$0.70	$3.33	$0.45

Diluted:
Weighted average common stock outstanding	628,740	602,521	615,717	514,593
Net income attributable to EQT Corporation	$1.08	$0.69	$3.31	$0.45

EQT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2025	2024

	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$110,795	$202,093
Accounts receivable (less allowance for credit losses: $3,088 and $12,529)	1,457,959	1,132,608
Derivative instruments, at fair value	202,390	143,581
Income tax receivable	27,756	97,378
Prepaid expenses and other	96,251	139,019
Total current assets	1,895,151	1,714,679

Property, plant and equipment	48,472,497	44,505,504
Less: Accumulated depreciation and depletion	14,914,689	12,757,686
Net property, plant and equipment	33,557,808	31,747,818

Investments in unconsolidated entities	3,630,577	3,617,397
Net intangible assets	200,486	215,257
Goodwill	2,062,462	2,079,481
Other assets	446,390	455,623
Total assets	$41,792,874	$39,830,255

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$507,119	$320,800
Accounts payable	1,367,431	1,177,656
Derivative instruments, at fair value	137,299	446,519
Accrued interest	137,505	167,157
Other current liabilities	335,487	349,417
Total current liabilities	2,484,841	2,461,549

Revolving credit facility borrowings	360,000	150,000
Senior notes	6,933,209	8,853,377
Deferred income taxes	3,472,010	2,851,103
Asset retirement obligations and other liabilities	1,182,666	1,236,090
Total liabilities	14,432,726	15,552,119

Equity:
Common stock, no par value, shares authorized: 1,280,000, shares issued: 624,076 and 596,870	19,517,761	18,014,711
Retained earnings	4,237,089	2,585,238
Accumulated other comprehensive loss	(2,173)	(2,321)
Total common shareholders' equity	23,752,677	20,597,628
Noncontrolling interest in consolidated subsidiaries	3,607,471	3,680,508
Total equity	27,360,148	24,278,136
Total liabilities and equity	$41,792,874	$39,830,255

EQT CORPORATION AND SUBSIDIARIES
STATEMENTS OF CONSOLIDATED CASH FLOWS
YEARS ENDED DECEMBER 31,

	2025	2024	2023

	(Thousands)
Cash flows from operating activities:
Net income	$2,325,658	$242,115	$1,734,544
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	657,836	14,732	384,666
Depreciation, depletion and amortization	2,600,390	2,162,350	1,732,142
(Gain) loss on sale/exchange of long-lived assets	(31,214)	(764,044)	17,445
Impairments	51,152	97,368	109,421
Income from investments	(184,444)	(76,039)	(7,596)
Loss on debt extinguishment	22,652	68,299	80
Share-based compensation expense	60,781	158,344	49,834
Distributions from equity method investments	257,233	66,200	18,693
Other	15,115	15,069	16,943
Gain on derivatives	(290,994)	(51,117)	(1,838,941)
Net cash settlements (paid) received on derivatives	(83,381)	1,217,895	900,650
Net premiums paid on derivatives	(44,752)	(42,394)	(322,663)
Changes in other assets and liabilities:
Accounts receivable	(353,472)	(220,446)	867,679
Accounts payable	207,074	16,512	(406,113)
Income tax receivable and payable	73,028	(7,913)	(5,120)
Other current assets	45,191	(77,343)	98,907
Other items, net	(201,901)	7,385	(171,721)
Net cash provided by operating activities	5,125,952	2,826,973	3,178,850
Cash flows from investing activities:
Capital expenditures	(2,288,425)	(2,253,709)	(2,019,037)
Cash paid for acquisitions, net of cash acquired	(483,522)	(874,265)	(2,271,881)
Net cash received for sale/exchange of assets	10,234	1,696,121	4,200
Capital contributions to equity method investments	(82,949)	(148,049)	(12,092)
Other investing activities	(245)	(80)	(14,845)
Net cash used in investing activities	(2,844,907)	(1,579,982)	(4,313,655)
Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	3,529,000	6,887,000	1,007,000
Repayment of revolving credit facility borrowings	(3,639,800)	(7,451,200)	(1,007,000)
Proceeds from issuance of debt	—	750,000	1,250,000
Proceeds from net settlement of Capped Call Transactions	—	93,290	—
Debt issuance costs	(9,623)	(18,854)	(5,336)
Repayment and retirement of debt	(1,401,623)	(4,313,867)	(1,015,836)
Net (premiums paid) discounts received on debt extinguishment	(39,311)	(52,432)	5,178
Dividends paid	(389,633)	(326,581)	(228,339)
Repurchase and retirement of common stock	—	—	(201,029)
Net proceeds from the sale of units of the Midstream Joint Venture	(1,135)	3,410,392	—
Net distributions to noncontrolling interest	(359,696)	(1,640)	(7,322)
Cash paid for taxes to net settle share-based incentive awards	(54,175)	(102,872)	(41,780)
Other financing activities	(6,347)	889	1,602
Net cash used in financing activities	(2,372,343)	(1,125,875)	(242,862)
Net change in cash and cash equivalents	(91,298)	121,116	(1,377,667)
Cash and cash equivalents at beginning of year	202,093	80,977	1,458,644
Cash and cash equivalents at end of year	$110,795	$202,093	$80,977

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024

	(Thousands, unless otherwise noted)
NATURAL GAS
Sales volume (MMcf)	572,231	565,867	2,238,652	2,086,441
NYMEX price ($/MMBtu)	$3.56	$2.81	$3.42	$2.30
Btu uplift	0.20	0.16	0.19	0.13
Natural gas price ($/Mcf)	$3.76	$2.97	$3.61	$2.43

Basis ($/Mcf) (a)	$(0.41)	$(0.43)	$(0.48)	$(0.41)
Cash settled basis swaps ($/Mcf)	(0.03)	0.01	(0.01)	(0.07)
Average differential, including cash settled basis swaps ($/Mcf)	(0.44)	(0.42)	(0.49)	(0.48)
Average adjusted price ($/Mcf)	3.32	2.55	3.12	1.95
Cash settled derivatives ($/Mcf)	—	0.31	(0.04)	0.64
Average natural gas price, including cash settled derivatives ($/Mcf)	$3.32	$2.86	$3.08	$2.59
Natural gas sales, including cash settled derivatives	$1,901,173	$1,615,584	$6,888,420	$5,401,642

LIQUIDS
NGLs, excluding ethane:
Sales volume (MMcfe) (b)	21,481	24,171	88,478	87,564
Sales volume (Mbbl)	3,580	4,028	14,746	14,594
NGLs price ($/Bbl)	$40.90	$41.65	$38.04	$39.13
Cash settled derivatives ($/Bbl)	1.26	(0.55)	0.15	(0.30)
Average NGLs price, including cash settled derivatives ($/Bbl)	$42.16	$41.10	$38.19	$38.83
NGLs sales, including cash settled derivatives	$150,944	$165,576	$563,150	$566,808
Ethane:
Sales volume (MMcfe) (b)	11,775	12,170	44,534	44,586
Sales volume (Mbbl)	1,962	2,028	7,422	7,431
Ethane price ($/Bbl)	$8.01	$6.20	$8.01	$6.03
Ethane sales	$15,717	$12,569	$59,447	$44,806
Oil:
Sales volume (MMcfe) (b)	3,507	2,975	10,703	9,568
Sales volume (Mbbl)	585	496	1,784	1,595
Oil price ($/Bbl)	$44.98	$54.75	$49.08	$58.67
Oil sales	$26,292	$27,148	$87,562	$93,551

Total liquids sales volume (MMcfe) (b)	36,763	39,316	143,715	141,718
Total liquids sales volume (Mbbl)	6,127	6,552	23,952	23,620
Total liquids sales	$192,953	$205,293	$710,159	$705,165

TOTAL
Total natural gas and liquids sales, including cash settled derivatives (c)	$2,094,126	$1,820,877	$7,598,579	$6,106,807
Total sales volume (MMcfe)	608,994	605,183	2,382,367	2,228,159
Average realized price ($/Mcfe)	$3.44	$3.01	$3.19	$2.74

(a)Basis represents the difference between the ultimate sales price for natural gas, including the effects of delivered price benefit or deficit associated with the Company's firm transportation agreements, and the NYMEX natural gas price.
(b)NGLs, ethane and oil were converted to Mcfe at a rate of six Mcfe per barrel.
(c)Also referred to herein as Upstream adjusted operating revenues, a non-GAAP supplemental financial measure.